Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

JIUZI HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.00015 par value per share	457(c) and 457(h)	17,600,000	(2)	$0.6855	$12,064,800	0.00014760	$1780.77
Total Offering Amounts						$12,064,800		$1780.77
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$1780.77

(1)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($0.73) and low price ($0.641) for the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on January 16, 2024.

(2)	Represents 17,600,000 ordinary shares issuable under our Equity Incentive Plan, dated as of January 12, 2024 (the “2024 Equity Incentive Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the number of ordinary shares registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.